UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

Apple REIT Nine, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we”, “us” or “our”) is making this report in accordance with Item 1.01 of Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2012, one of our subsidiaries agreed to extend the closing under the sale contract entered into on August 3, 2011with 111 Realty Investors, LP (the “Purchaser”) for the potential sale of its 110 parcels of land with all associated improvements and rights owned by the Company (“the Land”). The Land is located in the Ft. Worth, Texas area and is leased to a third party. The purchase price for the Land is $198.4 million. The closing is expected to occur, if at all, on or before April 30, 2012.

The Purchaser continues to evaluate the legal, title, survey, environmental, economic, and any other information needed to determine the suitability of the Land for the Purchaser’s intended use. The Purchaser may terminate the contract at any time prior to closing. If a closing occurs under the contract, the deposit of $100,000 will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the Purchaser having performed and complied in all material respects with the covenants under the contract and all third party consents having been obtained. If any of the closing conditions under the contract are not satisfied by the Purchaser, our subsidiary may terminate the contract.

We do not, nor do any of our subsidiaries, have a material relationship with the Purchaser. However, a partner of the Purchaser is also a member of the board of directors of Apple REIT Ten, Inc., a related party of the Company.

Accordingly, as of the date of this report and until the closing on the sale of the Land, there can be no assurance that our subsidiary will sell the Land.

Additional information regarding the sale contract is set forth in our Form 8-K dated August 3, 2011 and filed with the Securities and Exchange Commission on August 8, 2011, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

February 2, 2012